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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

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The following presents information relating to the merger between Sprint and MCI
WORLDCOM, Inc. that is included in Sprint's 1999 Investor Supplement.


Sprint 1999 Investor Supplement

MCI WorldCom has filed a Form S-4 Registration Statement with the SEC that includes a proxy statement/prospectus containing information about MCI WorldCom, Sprint and the proposed merger. Please read the proxy statement/prospectus and other relevant documents filed with the SEC because they contain important information. You can obtain the proxy statement and other documents filed by Sprint and MCI WorldCom for free at the SEC Internet site at http://www.sec.gov. The proxy statement/prospectus was mailed to shareholders the week of March 13, 2000. You may obtain copies of the proxy statement/ prospectus and other documents, including these companies' Forms 10K, 10Q and 8K, without charge, excluding exhibits, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

MCI WORLDCOM, Inc.
500 Clinton Center Drive
Clinton, MS 39056
Attention: Investor Relations Department
Telephone: (877) 624-9266 or (601) 460-5600

Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, KS 66205
Attention: Investor Relations Department
Telephone: (800) 259-3755

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The Beginning of the Beginning

We stand at the threshold of an exciting new era of technology with an incredible explosion of capabilities. We're only beginning to realize the promise and potential of our new growth engines beyond traditional local and long distance service. Likewise, we're about to realize the opportunity we sought to broaden our scale, to increase customer access to next generation products and services, and to enhance shareholder value. The pending MCI WorldCom/Sprint merger will enable us to take our vision to greater heights and to deliver our vision on a true global scale. Together, we will create the model for the 21st century global communications company.
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CHAIRMAN'S LETTER

Dear Shareholders:

I write this letter to you with pride, appreciation and enormous enthusiasm. While 1999 was a very successful year, I believe we have only touched the surface of our potential in an industry that has become the lifeblood of worldwide commerce.

The pride that I describe comes from the more than 70,000 Sprint employees who have made our company the "most admired" in the telecommunications industry, the leader in customer service and through whose efforts Sprint achieved record breaking operating results in 1999.

My appreciation is centered on the support you have demonstrated through your continued investment and belief in our strategic plans. Last year, the Sprint FON Group's total return to shareholders was 62 percent and the Sprint PCS Group's stock price increased 343 percent, the second best performing stock among the Standard & Poor's 500 companies. The enormous enthusiasm I possess is based on the belief that Sprint now stands at the threshold of not just being "a" leader in the telecommunications industry, but, rather "the" industry leader in the new millennium.

Positioning Sprint for the future

The marketplace in which Sprint competes is completely different than just a few years ago. Industry consolidation by the Regional Bell Companies, AT&T ventures into the cable industry, Bell Atlantic's entry into long distance in New York and even America Online's pending merger with Time Warner require new strategies for success.

In this new marketplace, companies are seeking to develop the scale and scope necessary to provide bundled, end to end solutions to their customers. Increasingly, competitors are positioning themselves to provide all services, on all spectra, over all distances.

As I wrote last year, we were prepared to "go it alone" despite the intense industry consolidation. But as stewards of your investment, we continuously seek and examine new opportunities that we believe will enable Sprint to be an even stronger competitor, an even better investment, and a company offering more opportunities for its employees.

During the course of the year, an exceptional opportunity presented itself. It was one that just a few years ago would seem almost unthinkable - a merger with MCI WorldCom, perhaps our most fierce competitor. In October, we announced that historic merger, which at the time was the largest in United States corporate history. If the
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expected regulatory approvals are received, WorldCom, as the new entity will be known, will be operating in the second half of this year.

Some of you have asked if the decision to merge was difficult, given Sprint's reputation for innovation and entrepreneurial spirit. It was not a hard decision at all. In every way, the merger of MCI WorldCom and Sprint is a reflection of - and reaction to - the market forces I have described. It is clear that a merger with MCI WorldCom makes us a more complete and effective company, with the size and scale needed to compete on a worldwide basis. The new WorldCom will be a $50 billion company in annual revenues and will hold leadership positions in the newest and fastest growing areas of the communications industry: wireless personal communications, broadband fixed wireless, high speed data and Internet services, international and competitive local communications. For our employees, shareholders and customers, that translates into incredible opportunity.

Combining the best of two companies

Sprint and MCI WorldCom share a similar heritage. Both were born outside of the Bell System monopoly. Both are entrepreneurial, highly customer driven, and intensely product and price innovative. What makes this merger even more inviting is that each of us brings to it a number of complementary strengths:

-- Sprint has more than a century's experience providing local phone service. MCI WorldCom is the country's second largest competitive local exchange carrier.

-- Sprint has built an advanced nationwide digital wireless network, Sprint PCS, which will fill a critical gap in MCI WorldCom's product portfolio.

-- MCI WorldCom has an extensive international network.

-- Sprint and MCI WorldCom each are committed to the broadband future. MCI WorldCom is a leader in providing Internet services through Unit(R) and has made a substantial investment in an innovative fixed wireless service called MMDS. Sprint also acquired equally extensive MMDS facilities and has introduced Sprint ION, our revolutionary Integrated On Demand Network.

Breaking the bottleneck

Our proposed merger represents an important step forward in the evolution of the communications industry. Together, the combined companies will represent the only national facilities based alternative to the emerging duopoly of AT&T and the Regional Bell Operating Companies (RBOCs).

More than ever before, scale is an important element of economic success. That's because our industry, with its constant changes in access economics, has become a high fixed costs business, and it follows that the most efficient and competitive
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companies will be those that can effectively leverage their economies of scale -
that is, drive more traffic over a bigger network.

Consider: With its pending purchase of MediaOne, AT&T will become the nation's largest cable operation, with a 60 percent market share. Even with the advent of local competition, the RBOCs continue to enjoy a monopoly share of the local exchange market. As the Federal Communications Commission recently pointed out, the RBOCs and GTE still control approximately 96 percent of access lines in their territories.

These numbers underscore the pressing need for a competitive alternative to these monoliths. Seen in this light, the merger of MCI WorldCom and Sprint represents an opportunity to achieve the scale necessary to compete with AT&T and the RBOCs.

Positioned for the future

There is no question that bandwidth will be the next great battleground in communications. From the explosive growth of the Internet (since 1996, the number of American Internet users has grown from 27 million to 80 million) to the increasing acceptance of e-commerce (which topped $70 billion in 1999), it is clear that more consumers have embraced the potential of the interactive world.

This paradigm shift has had an impact on the telecommunications network. Current studies suggest that data traffic on networks approaches - if not eclipses - voice traffic. And the pendulum is likely to continue to swing in that direction.

For example, analysts predict that 78 million Americans will have broadband access within 10 years. But the single biggest impediment to achieving the promise of a digital future remains the bottleneck in the last mile. Whether through our wire line or wireless networks, the new WorldCom will be at the forefront of delivering broadband services to homes and businesses.

-- The companies' combined MMDS footprint reaches more than half of the nation's 100 million households.

-- Sprint ION represents a robust and dynamic broadband offering that no other company currently can match. Sprint ION can be delivered either through wireless MMDS networks or through traditional wire line networks, such as MCI WorldCom's national competitive local exchange carrier operations, Sprint's local telephone operations, or even the cable television companies' connections to the home.

-- Sprint PCS is an industry leader in wireless data, allowing customers to break free of their desktops when they need to access email or the Internet.

Taken together, the strongest alternative to the RBOC/AT&T duopoly would be the merged MCI WorldCom and Sprint, which is well positioned to deliver broadband capability on a national basis. Together, we can do more, and do it faster, than either of
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us could do on our own, and it will hasten the arrival of full competition across all service categories. Customers will enjoy greater choice and innovation at even better prices.

In conclusion

There is little question that we have entered a new age in telecommunications - one that places a premium on size, scope, and product reach. The race is on to create internationally competitive companies that can offer customers choices throughout the entire range of communications products - from local and long distance service to wireless to advanced data applications.

The merger of MCI WorldCom and Sprint fits squarely into that context. It is designed to promote competition and serve the communications needs of customers
- whatever those needs are, wherever our customers want them.

The bottom line is that the merger of MCI WorldCom and Sprint represents the creation of a powerful new competitor in communications, one with the resources, scale, and determination to break the last mile stranglehold once and for all.

Sprint has always thrived in the midst of change. Many of the most successful parts of our company were created as a result of change. And I have no doubt that the change we will experience this year and in the future will make us even better. It is truly a new beginning.

William T. Esrey
Chairman and Chief Executive Officer
March 6, 2000
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CHIEF FINANCIAL OFFICER'S LETTER

To our friends in the investment community:

1999 was an exciting year for Sprint. We achieved record operating results and we once again provided superior returns for our shareholders. In its first full calendar year as a publicly traded entity, Sprint PCS Group's stock appreciated 343% and FON Group's total return to shareholders was 62%. In total, Sprint's equity value increased by more than $65 billion during the year. 1999 marks the fifth consecutive year that Sprint outperformed the S&P 500 and industry indices.

In 1999, both the FON Group and the PCS Group achieved strong financial performances, made key strategic moves and passed major operational milestones.

The FON Group core businesses, consisting of long distance, local telecommunications, and product distribution and directory publishing, continued to achieve double digit earnings growth driven by solid revenue increases and improved profitability. We announced the availability of Sprint ION to business and residential customers and entered the local telephone market in New York on a resale basis. Additionally, the FON Group completed the acquisitions of several companies with broadband fixed wireless licenses. These assets, when combined with MCI WorldCom's, will provide access to more than one half of all U.S. households.

Key FON Group 1999 Financial Highlights

-- FON Group reported recurring earnings per share growth of 6% to $1.97 from $1.86 in 1998. Revenue growth was 8% while operating income and operating cash flows were up 6% and 8%, respectively.

-- Core business earnings per share grew 14% to $2.31 from $2.03 in 1998. Core operating income growth was 13% and operating cash flow grew 11%.

-- Long distance revenue growth was 9% on volume growth of 22%. Operating income increased 20% on a 130 basis point improvement in operating margin. Operating cash flow increased 15%.

-- Adjusted for the sale of access lines, local division revenues grew 6%. Operating income increased 8% while operating cash flow improved 9%.

-- Product distribution and directory publishing achieved 3% revenue growth, operating income growth of 5% and operating cash flow growth of 6%.

Sprint PCS continued to achieve very strong growth in 1999. Sprint PCS recorded four straight quarters of industry leading subscriber additions and strong top line results, launched industry leading data services, and significantly expanded distribution and network coverage. Sprint PCS also made solid progress against its longer term financial
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goals of reaching positive cash flow and earnings. During the year, the PCS
Group closed on the purchase of Cox Communications' remaining 41% stake in the Southern California MTA. We issued 24 million low vote shares of PCS stock to acquire this interest.

Key PCS Group 1999 Financial Highlights

-- Industry leading net customer additions were 3.1 million in 1999. The ending customer base was 5.7 million.

-- With affiliates, service coverage at year end extended to approximately 190 million people or two thirds of the U.S. population.

-- Total revenue of $3.2 billion was a 160% increase from 1998.

-- Average monthly service revenue per user was $54 for the full year.

-- Monthly average usage per customer was approximately six hours.

-- The average cost to acquire and service a customer declined by more than 25%.

To summarize our performance in 1999, we continued to execute and stayed focused on the task at hand. This was accomplished in a more competitive environment and despite the potential for distractions following the announcement of our merger. I am confident the team will retain this focus and continue to win in the marketplace.

Our announced merger agreement with MCI WorldCom will enable our shareholders to continue realizing strong investment returns. Sprint and MCI WorldCom have a remarkable history of being the leading forces for technical and marketing innovation, driving competition in the marketplace and building shareholder value. The combined company, to be called WorldCom, will be a formidable competitor with enormous resources. Sprint will gain significant access efficiencies, a broader international presence and additional broadband wireless licenses that will speed our entry into local markets. WorldCom will gain a national wireless footprint, a state of the art long distance network, the revolutionary Sprint ION suite of capabilities, and local telecommunications operations in 18 states. In addition, both companies will gain a broader customer base into which we can cross sell our services.

Under the terms of the agreement, each share of Sprint FON Stock will be exchanged for $76.00 of MCI WorldCom common stock subject to a collar. Sprint PCS Stock will be exchanged for one share of a new WorldCom PCS tracking stock, and 0.116025 shares of MCI WorldCom common stock. The terms of the WorldCom PCS tracking stock will be equivalent to those of Sprint PCS and will track the performance of the company's PCS business. The total value of the transaction at the date of the announcement was approximately $129 billion, consisting of $115 billion in equity and $14 billion in debt and preferred stock. The merger is subject to approvals by MCI WorldCom and Sprint
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stockholders, the Federal Communications Commission, the Justice Department,
various state government bodies and the European Commission.

On January 26, 2000, we announced a definitive agreement with Deutsche Telekom and France Telecom to sell Sprint's interest in Global One. In February 2000, Sprint received $1.1 billion in cash and was repaid $276 million for advances for our entire stake in Global One. As a result of this sale, Sprint's equity share of the results of Global One is reported as a discontinued operation in FON Group's earnings. To replace the transport provided by Global One, Sprint has entered into an agreement to utilize MCI WorldCom's offshore facilities.

In closing, I would like to thank you for your past and continuing support of our company.

Sincerely,
Arthur B. Krause
Executive Vice President and Chief Financial Officer
March 6, 2000
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WorldCom/Sprint Merger Terms

Sprint FON Stock Sprint FON shares will be exchanged for a fixed amount of $76 of WorldCom stock if WorldCom's average trading price is between $41.43 and $53.90. If the average trading price of WorldCom stock is below $41.43, FON shareholders will receive 1.8342 shares of WorldCom stock for each share of FON Stock. If the average trading price of WorldCom Stock is above $53.90, FON shareholders will receive 1.41 shares of WorldCom stock for each share of FON stock.

Sprint PCS Stock Sprint PCS shares will be exchanged for one share of a new WorldCom PCS tracking stock and 0.116025 shares of WorldCom common stock.
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SPRINT FON GROUP

Sprint ION, Integrated On Demand Network

Available to 25 Million Homes By Year End 2000

Sprint ION enables Sprint to meet growing customer demand for integrated data and voice services, and is the foundation for Sprint to provide competitive local service in new markets.

In 1999, Sprint successfully launched its converged network service, Sprint ION, in all its target markets: large business, small business and residential. Sprint ION provides our customers significant access efficiencies and differentiated communications capabilities. Sprint ION is our platform to deliver broadband services and applications nationwide, and it will be the vehicle to enter new local markets across the country. Through the end of 1999, we had invested approximately $1.2 billion in capital and startup development costs for Sprint ION.

Sprint ION service for large businesses with dedicated access is now available in the top 100 MSAs. We have contracted with an impressive array of large businesses for Sprint ION, including market leaders such as Communications Supply Corporation, the largest independent data communications distributor in the country, and Sysco Corporation, the largest marketer and distributor of food service products in North America. Sprint ION services using non-dedicated or switched access will be available in approximately 30 MSAs in 2000 and about 100 MSAs in 2001.

Sprint ION is the culmination of several years of advancements in technology and networking architecture. Since Sprint's pioneering decision to build a nationwide fiber optic network, the company has time and again been at the forefront of the communications revolution with advanced technological breakthroughs such as synchronous optical networking transmission (SONET), dense wave division multiplexing (DWDM), and asynchronous transfer mode switching
(ATM). These advances have paved the way for Sprint to change the very nature of its network.

Prior to the development of Sprint ION, legacy circuit switching telephone systems operated in much the same way they did 100 years ago. When a call was placed, a signal was switched through several stations until, in effect, the calling and receiving parties were connected by a solid copper wire running from one end to the other. Circuit switching ensures a high quality call, but the amount of data that can move over the circuit is limited, and the circuit is tied up until the call is terminated. Using new packet switching technology, Sprint ION converts voice calls into small packets of data. With each individual packet carrying a unique destination address, multiple packets from different sources can travel over a similar path without interference. This significantly enhances our transport efficiencies, lowering the network cost of a long distance call by as much as 70%.
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To gain access to Sprint ION, a customer needs a broadband communications system. Large businesses have dedicated access lines that can typically move multiple megabits of data. However, small business and homes are normally connected to a public telephone network with copper wire. In a standard configuration, this wire can carry the equivalent of 70 kilobits of information. However, using Digital Subscriber Line (DSL) technology, we can convert an analog copper line to a digital line and increase the data speed to as much as 3 million bits per second. The heart of the Sprint ION system for consumers and small businesses is the "hub." This small box, which is about the size of a VCR, usually is installed in the basement or a storage room where the telephone wires enter the home. Telephone, computer and other lines run to the hub and one line runs out of it, connecting it to the Sprint network. Using a DSL connection over ATM, Sprint ION allows multiple simultaneous phone calls, instantaneous Internet sessions, fax and video over a single connection. In addition, since the data is moving at the speed of light, the distinction between local calls and long distance calls becomes meaningless.

Sprint ION's broadband service creates the opportunity to provide distinctive communications capabilities and substantially reduces user costs.

Work at home becomes a reality as users can now experience the same high speed access from home as on the corporate LAN. Low cost multiple phone lines, video conferencing, data sharing, and distance learning are all enabled with Sprint ION. Implementation of new enterprise capabilities, such as real time data collection, are also possible with Sprint ION.

Today, consumers may pay more than $200 a month for multiple phone lines, high speed Internet access, advanced calling features, long distance calling and voice mail services. With Sprint ION, the average residential customer can purchase all of these capabilities for about $160. Small businesses now often depend on T1 lines costing $1,200 to $1,500 per month. Because Sprint ION makes more efficient use of access pipes, these companies can maintain the capacity and speed of a T1 and add the enhanced capabilities of Sprint ION at up to one half the cost.

Sprint began providing DSL service in 1999 in selected markets within Sprint's local territories. We also reached agreement with all the major incumbent local exchange companies (ILECs) to begin installing DSL equipment in central offices throughout the country. At the end of the year, we had collocation agreements in over 500 central offices and DSL equipment in service in 54 ILEC central offices. In collocated areas, Sprint is offering homes and small businesses broadband services, including local and long distance services and high speed Internet access. By the end of 2000, Sprint expects to have DSL equipment deployed in over 900 central offices across the United States. This will give us the ability to deliver service to more than 25 million homes.

At the same time, we are pursuing a new technology to complement our DSL offering and open a new broadband channel to small businesses and residences in cities and
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rural areas. In April 1999, Sprint announced that it had entered into definitive agreements to purchase several companies which operate in the "wireless cable" market using Multipoint Multichannel Distribution System, or MMDS, radio spectrum. In total, we invested $1.2 billion in companies that provide access to 30 million households in 90 key markets across the United States. Our merger partner, MCI WorldCom, has also made extensive investments in MMDS spectrum, and collectively the two companies can reach nearly 60 million homes. The companies we purchased included People's Choice TV, American Telecasting Inc., Videotron USA and the operating subsidiaries of WBS America, LLC. These companies used a portion of MMDS spectrum to broadcast paid television programming and compete with traditional over the air broadcasters and cable TV companies. To respond to growing competition from satellite based services, several of these companies obtained permission from the Federal Communications Commission to use their broadcast spectrum for two way, high speed data services. Early tests proved very successful, and these companies began providing this service on a commercial basis.

Operating in the 1.5 gigahertz range, MMDS radio spectrum has unique characteristics that make it ideal as a fixed wireless communication channel. The signals have a range of more than 30 miles. While MMDS requires line of sight alignment with a transmitting tower, the radio waves can penetrate trees and leaves, and are not affected by inclement weather. Recently, major vendors have announced new technologies that will offer nearly 100% penetration capability.

To receive communication services through MMDS, users route their telephone and data services through a hub on the customer premise. The signal from the hub is routed to a pie plate sized antenna mounted on the roof or the side of a home or building. The antenna sends signals to a radio tower and receives signals back, allowing two way communications without the limitation of copper wire. Using today's technology, a fixed wireless installation can receive up to 8 million bits of information per second from the Internet and can transmit up to 3 million bits per second to the tower. With the nationwide buildout of the Sprint PCS network, we have access to tower sites throughout the country. This will allow us to build out the fixed wireless network very rapidly and economically.

Sprint created the Broadband Wireless Group (BWG) to develop the fixed wireless network. BWG's first tasks were to integrate the 800 technical and marketing employees from the purchased companies into Sprint and to develop plans to build out the network. BWG expects to be in approximately 20 markets by the end of 2000. Initially, Sprint will use the fixed wireless system to provide consumers and businesses with high speed Internet access, and in 2001, we will begin to provide Sprint ION services over this medium.